EXHIBIT 4.12

City Gao Xin District Factory Lease Contract

Party A (Lessor)	: He Yuan City Advanced Technological Development District Co. Ltd.
Corporate Body Rep	: Lan An Position : General Manager
Address	: He Yuan City, Yuan Cheng Area, Bu Qian Zheng, Advanced Tech Dev Office
Telephone	: 0762-3211806

Party B (Tenant)	: Hi-Lite Camera Co. Ltd.
Corporate Body Rep	: Roland Kohl Position : Director
Address	: Suite No. 810, Level 8, Landmark North, 39 Lung Sum Avenue, Sheung Shui, New Territories, Hong Kong
Telephone	: (852) 2344-4248
Facsimile	: (852) 2343-4976

According to <The Contract Law of PRC> and other interrelated laws, rules, both parties must sign this contract based on equality, free will and compromise.

Clause 1 : Basic Condition of Building

Party A’s building (hereinafter called “The Premise”) lies in the Industrial District of Yi Min Sheng Chan Jiu Ye Ji Di, in HeYuan City Advanced Technological Development Area; Block A; Gross area 2,513.88 sq.m. (including the factory building supplementary area).

Clause 2 : Use of Premise

The Premise is used to exclusively for the investment of factory by Party B. The name of the project (initially named) is _________________. Total investment is US$ --- , registered capital is US$ --- ; Business scope : Manufacturing and Sale of Metals, electronics assembly, moulding, plastic products etc. Except agreed by both parties, Party B cannot change the use of the Building, or transfer, or lend to others.

Clause 3 : Period of Lease

1.	The period of lease is from 1st June 2005 to 31st May 2008, totally three years.

2.	In order to facilitate Party B’s smooth invested production and its fundamental mutual benefit, Party A gives Party B a month’s free rental period for renovation of the Premise.

3.	When the Contract expires, Party B has to submit in writing on the renewal of contract two months in advance. Under the same conditions, Party B has the preferential right to rent it.

Clause 4 : Rental Fee

1.	The factory rental fee is calculated according to the gross area at Rmb 7.00 per sq.m./month. The monthly rental totally is Rmb 17,597.00.

2.
Party A cannot raise up the rental standard within 3 years. When the Contract expires and Party B requests to renew, Party A may increase the rental fee according to the current market value and compromise with Party B. The renewal period is 3 years.

Clause 5 : Payment Term

1.	Within the first 7 days of the Contract period, Party B should pay Party A one month’s rental fee Rmb 17,597.00 as deposit. The deposit can be transferred as the rental fee for the first month.

2.	When the factory occupation right is transferred to Party B, Party B has to pay three month’s rental fee, totally Rmb 52,791.00 as deposit.

3.	Party B is required to pay the monthly rental fee before the 10th of each month.

Clause 6 : Management Fee Within the Area

The management fee of building is calculated based on the rental area, at Rmb 0.5 per sq.m./ month. Its monthly total management fee is Rmb 1,256.00. The management fee and rental fee should both give to Party A. The management fee includes the services: (1) front door security service (2) the garbage cleaning service within the industrial area, (3) the cleaning service of the public area, (4) the green environmental maintenance fee and, (5) the maintenance of public facilities.

Clause 7 : Responsibilities of Both Parties

1.   Party A :

1.1
Party A should assist Party B to set up the factory in He Yuan City Advanced Technology Development District. Party A should eagerly develop the function of the Government Administrative Resources to create a good investment environment; harmonize all plannings; provide assistance on foreign trade, trade, industrial & commerce, taxation, territory, construction, programming, police, environmental protection, etc. administrative department in the process of approval on plans; Assist, support and offer preferential right to Party B in the land transfer and certificate, business certificate, electricity and water supply, construction approval, environmental approval, labour insurance etc; Guarantee Party B to enjoy the related preferential rights granted by HeYuan City to investors.

1.2
Regarding the electricity and water supply of the Building, Party A is responsible for the high pressure circuit (10.5KV). Water pipes are built at the walls, but Party B should take care the other parts (e.g. high pressure cabinet, transformer, measurer, low pressure cabinet, high/low pressure electric cable, water ventilation pipes network within the Premise etc). Party B should authorize the qualified contractors to proceed on all installation works and bear all fees. If Party B moves out from the Building, Party B has the right to uninstall all facilities which are installed by Party B, but cannot damage the Building and related public facilities.

1.3	For any problem or assistance encounter during the rental period by Party B, Party A should be fully cooperated and try the greatest effort to solve problems.

1.4
When the Contract expires, Party A should give Party B a preferential lease right on renewal. If Party B does not renew, both sides should sign an agreement of cancellation of Contract. Party B can return the Premise and Party A will stop calculate the rental fee, and refund all deposits to Party B within 10 days.

2.   Party B :

1.1	Party B must obey the national law, rules, and the related government rules within the production. With any offences, Party B has to be responsible for all consequence. Party A will not bear any legal responsibilities.

1.2
In the process of production, Party B should try its best to ensure the production safety, fire prevention, and strengthen the security management, and avoid any accident happened. In case of any accidents, Party should be responsible for it.

1.3
Party B should pay the electricity and water expenses according to actual readings from meter. Party B should pay all electricity and water expenses directly to all related departments, or Party A can pay on its behalf.

1.4	Party B is responsible for the installation of fire prevention facilities and bear all costs.

1.5	Party B should obey the governmental rules and standard on water-venting, pollution-venting, dross-venting, exhaust air, noise, and fire prevention facilities.

1.6
At the time of the transfer of usage right from Party A to Party B, Party B needs to maintain the existing state to use the Premise. If any alterations or increase on the occupation of area required, Party B has to get approval from Party A. Meanwhile, Party B should also maintain the existing Premise and return as an original state to Party A at the expiration date of the Contract. If any additional or extension of construction works, Party B has to return to Party A without of any compensation. When Party B needs to alter or demolish any parts, it must follow the related standard and regulations set by government rules.

Clause 8 : Early Termination of Contract

1. Under any following of the conditions, Party B may exercise a right to terminate the Contract early before the expiration date, without compensation on any economic loss caused to Party A, but is required to inform Party A three months in advance.

(1)	Party B finishes the factory building on the self-purchased land at this District No. 7 Road and at the time of moving out.
(2)	Party B requires to rent other parts in this District for the expansion on production.
(3)	Stoppage of operation caused by The Customs and Inspection Departments etc.
(4)	Any force majeure caused Party B cannot continue production.

2. When Party B has any following of the conditions, Party A can terminate the Contract early before the expiration date. Party B is required to compensate any economic loss caused to Party A.

(1)	Unable to pay the rental fee of building for 3 months;
(2)	Perform any illegal activities within the building area;
(3)	Damage the leased building purposely;

Clause 9 : Other Conditions

1.	If any other condition is not completely covered in this Contract, the supplementary terms should be signed under mutual agreement will be considered as equal legal binding.
2.	There are 6 copies of this Contract. Party A and Party B will individually keep 3 sets and all have equal legal binding. This Contract will be effective after signature.

Party A (with stamp) :	Party B (with stamp) :

Authorized Representative (signature) :	Authorized Representative (signature) :

23rd May 2005	23rd May 2005

HeYuan City Government Document
Revised Notice to Encourage Investment in HeYuan City
[2003] No. 107

Clause 1

To establish investment on productive projects : policy to pay tax only, no administrative fee. i.e. according to government tax law but no local government administrative fee. Also offer preferential benefit on servicing fee (Details see Appendix 1 & 2)

Clause 2

To establish investment on industrial projects : set up a maximum price limit of land use. With “Three Through One Flat”, price at Rmb 50 or below per sq.m.; Without “Three Through One Flat”, price at Rmb 20 or below per sq.m. There is preferential benefit on land price for any investment on big scale of industrial projects.

Clause 3

To establish investment on industrial projects of leasing buildings : set up a maximum rental fee limit. Overall standard is set as : new standard buildings with fully-equipped facilities at monthly rental of Rmb 6or below / sq.m.; old standard buildings at monthly rental of Rmb 5 or below / sq.m.; ordinary buildings at monthly rental Rmb 4 or below / sq.m.

Clause 4

The electricity and water supply departments are responsible to connect the water and electricity pipes to the borders of the industrial area. And the industrial area development unit is responsible to connect the water and electricity pipe to the outside walls of factory. It will give the preferential right to install the water and electricity facilities. Meanwhile, it implements a price protection. In other words, the maximum price of water does not exceed Rmb 0.7 / m³, the maximum price of electricity does not exceed Rmb 0.5 / kw.s.